EXHIBIT 10.1
September 14, 2006
Mr. Rodney Carter
13636 Old El Camino Real
San Diego, California 92130
Dear Rodney:
On behalf of Zale Corporation, I am pleased to make you the following offer as Group Senior Vice President, Chief Financial Officer. This letter outlines the terms of your offer:

Reporting to:	President and Chief Executive Officer

Base Compensation:	Thirteen thousand four hundred sixty-one dollars and fifty-four cents ($13,461.54) per bi-weekly pay period which, if annualized, is equal to Three Hundred Fifty thousand dollars ($350,000).

Signing Bonus:	Five Hundred thousand dollars ($500,000.00) payable within 30 days of reporting to work. If you were to leave the Company prior to one year of service, you would repay the above amount on a pro-rated basis.

One-Time Stock Grant:	50,000 options for shares of Zale stock with an exercise price equal to the price at the close of market on the day you join the Company. Shares will vest over four years at 25% on each anniversary of your award.

4,000 restricted stock units that cliff vest in three years

4,000 restricted stock units that cliff vest in three years based on specific performance criteria

Rodney Carter
Page Two

Stock Grant for FY 2007	25,000 options for shares of Zale stock with an exercise price equal to the price at the close of market on the day you join the Company. Shares will vest over four years at 25% on each anniversary of your award.

2,000 restricted stock units that cliff vest in three years

2,000 restricted stock units that cliff vest in three years based on specific performance criteria

Incentive Compensation:	You will be eligible for participation in the Company’s Annual Bonus Program (as may be amended from time to time) at a target level of 60% of base salary, based on achievement of our financial plan. For fiscal Year 2007 (August 1, 2006 — July 31, 2007), you will be eligible on a pro-rata basis based on your start date. In addition, you will be eligible for participation in the Company’s Comp Sales Bonus Plan, which for Q1, 3 and 4, you would receive 1% of your quarterly salary for each 1% of positive quarterly comp sales; for Q2 you would receive 2% of your quarterly salary for each 1% of positive quarterly comp sales.

Benefits:	Participation in all benefits generally available to the Company’s Executives:
•	Company’s medical plans
•	Medical reimbursement account ($5,000)
•	Group life insurance
•	Executive physical
•	401(k) Savings and Investment Plan (after one year of service)
•	Leased automobile (auto valued at $40,000.00)
•	Financial planning service (valued at up to $7,500.00)

Rodney Carter
Page Three

Contract:	A specific contract will be forthcoming, which will include “Change of Control” and Severance language as outlined below:
•	If within two (2) years following a “Change of Control”, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive’s employment for any reason other than Cause or a Disability Event, the Company shall pay to the Executive an amount equal to three (3) times the Executive’s Base Salary as of the date of termination and an amount equal to three (3) times the average of the last three years’ annual bonus.

•	Severance: if the Company terminates the Executive’s employment without cause, the Company shall pay to the Executive an amount equal to two (2) times the Executive’s Base Salary as of the date of termination and an amount equal to two (2) times the average of the last three years’ annual bonus.

•	Other benefits also apply.

Vacation:	You will receive 4 weeks (160 hours) of vacation per fiscal year.

Relocation:	If you sign a relocation agreement, we will provide the following:
1.	Up to $7,500 one time moving allowance for incidentals, with provided receipts.
2.	Househunting trip up to six days
3.	Reimbursement of realtor fees up to 6% on the closing of your home in San Diego, CA.
4.	A full pack van line move arranged by Zale Corporation of your goods in San Diego, California.
5.	Temporary housing and storage of household goods for up to 90 days.
6.	Reimbursement of realtor fees on the closing of your new home in Dallas.
7.	Final trip to Dallas for you and your family.
8.	Tax gross up.

Rodney Carter
Page Four
Employment at Zale is subject to the terms and conditions contained in Zale’s Management Policies and Guidelines, and is not for a specific time and can be terminated by you or by Zale at any time for any reason, with or without cause.
Rodney, I am delighted to extend this offer and I look forward to hearing from you regarding your start date.

Sincerely,
/s/ Betsy Burton
Betsy Burton
President and Chief Executive Officer

Accepted:
/s/ Rodney Carter
Rodney Carter
Dated: 9/22/2006